Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pediment Exploration Ltd.

We consent to the incorporation in Form 20-F dated on or about July12, 2007 of Pediment Exploration Ltd. (An Exploration Stage Company) of our auditors’ report dated January 23, 2007 on the balance sheets of Pediment Exploration Ltd. as at September 30, 2006 and 2005 and the related statements of operations and deficit and cash flows for each of the years ended September 30, 2006 and 2005.

We also consent to the reference to us as experts in matters of accounting and audit in this Form 20-F.

/s/ Smythe Ratcliffe LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada

July 12, 2007